Exhibit 10.2

Execution Version

AGREEMENT AND PLAN OF MERGER OF

RICE MERGER LLC

WITH AND INTO

RICE DRILLING B LLC

This Agreement and Plan of Merger (this “Agreement”) is entered into on January 23, 2014, by and among Rice Drilling B LLC, a Delaware limited liability company (“Rice Drilling”), Rice Merger LLC, a Delaware limited liability company (“Merger Sub,” and together with Rice Drilling, the “Merging Entities”), and Rice Energy Inc., a Delaware corporation (“Rice Energy”).

WHEREAS, each of the Merging Entities is duly organized and existing under the laws of the State of Delaware; and

WHEREAS, each of Rice Energy Appalachia, LLC, a Delaware limited liability company (“REA”), which is the sole member of Merger Sub, the board of managers of Rice Drilling and the board of directors of Rice Energy has approved the merger of Merger Sub with and into Rice Drilling as set forth below (the “Merger”), in accordance with the Delaware Limited Liability Company Act (the “DLLCA”) and upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with Section 18-209 of the DLLCA, Merger Sub shall be merged with and into Rice Drilling at the Effective Time (as hereinafter defined). Following the Merger, the separate existence of Merger Sub shall cease, and Rice Drilling shall continue as the surviving limited liability company (the “Surviving Entity”) and shall continue to be governed by the applicable laws of the State of Delaware.

2. Subject to the provisions of this Agreement, the parties shall duly prepare, execute and file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware with respect to the Merger and make all other filings or recordings as may be required by law to make the Merger effective. The Merger shall be subject to the completion of the initial public offering of common stock of Rice Energy and shall become effective as set forth in the Certificate of Merger (the “Effective Time”).

3. The Merger shall have the effects set forth in the DLLCA. Without limiting the generality of the foregoing, and subject thereto, from the Effective Time, all the properties, rights, privileges, immunities, powers and franchises of Merger Sub shall vest in Rice Drilling, as the Surviving Entity, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of Rice Drilling, as the Surviving Entity.

4. The Amended and Restated Limited Liability Company Agreement of Rice Drilling, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read as set forth in Annex A, and as so amended and restated shall be the limited liability company agreement of the Surviving Entity until thereafter amended as provided therein and in accordance with the DLLCA, and the Certificate of Formation of Rice Drilling, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Entity until thereafter amended as provided therein and in accordance with the DLLCA.

5. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

a.	All of the membership interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall cease to exist with no payment being made with respect thereto.

b.	Each of the Units of Rice Drilling issued and outstanding immediately prior to the Effective Time shall receive a number of shares of Common Stock equal to the Rice Energy Share Amount, and all Units (other than Preferred Units) of Rice Drilling shall be cease to exist.

c.	The Preferred Units of Rice Drilling shall automatically convert into a sole membership interest of Rice Drilling and continue to remain outstanding.

d.	Notwithstanding the foregoing, any shares of Common Stock issuable to REA pursuant to this Agreement (the “REA Shares”) shall be issued in accordance with Section 2.4 of the Master Reorganization Agreement.

Certain capitalized terms used in this Section 5 shall have the meanings set forth below:

“IPO Price” means the initial public offering price of common stock of Rice Energy in its initial public offering pursuant to, and as more fully described in, a registration statement filed with the U.S. Securities and Exchange Commission, Registration No. 333-192894.

“Master Reorganization Agreement” means the Master Reorganization Agreement, dated as of January 23, 2014, is entered into by and among Rice Energy, Rice Drilling, Merger Sub and the other parties thereto.

“Preferred Units” shall have the meaning assigned to such term in the Rice Drilling LLC Agreement.

“REA” means Rice Energy Appalachia, LLC, a Delaware limited liability company.

“Rice Drilling LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Rice Drilling, dated as of November 12, 2009, as amended.

“Rice Drilling Value” means the product of (x) the IPO Price multiplied by (y) 88,000,000.

“Rice Energy Share Amount” means, with respect to any Unit, an amount of shares of Common Stock equal to the quotient of (x) the amount of proceeds that would be received in respect of such Unit if a distribution of proceeds in an amount equal to the Rice Drilling Value was made pursuant to Section 5.2.1(b) of the Rice Drilling LLC Agreement, divided by (y) the IPO Price.

“Units” shall have the meaning assigned to such term in the Rice Drilling LLC Agreement.

6. This Agreement, together with the Certificate of Merger, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, representations and warranties and agreements, both written and oral, with respect to such subject matter.

7. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

9. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties to this Agreement has caused this Agreement to be executed as of the date first written above.

RICE DRILLING B LLC

By:	/s/ Toby Z. Rice
Name:	Toby Z. Rice
Title:	Manager

RICE MERGER LLC,
By:	Rice Energy Appalachia, LLC,
its sole member

By:	/s/ Toby Z. Rice
Name:	Toby Z. Rice
Title:	Manager

RICE ENERGY INC.

By:	/s/ Daniel J. Rice IV
Name:	Daniel J. Rice IV
Title:	Chief Executive Officer

SIGNATURE PAGE TO

AGREEMENT AND PLAN OF MERGER

Annex A

Second Amended and Restated Limited Liability Company Agreement of

Rice Drilling B LLC

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

RICE DRILLING B LLC

This Limited Liability Company Agreement (this “Agreement”), dated effective as of January 29, 2014, is made by and between Rice Drilling B LLC, a Delaware limited liability company (the “Company”), and Rice Energy Appalachia, LLC, a Delaware limited liability company, as the sole member of the Company (the “Sole Member”).

RECITALS:

WHEREAS, the Company was formed as a Delaware limited liability company by the filing of a Certificate of Formation of the Company with the Secretary of State of the State of Delaware effective January 10, 2012; and

WHEREAS, the members of the Company entered into the Amended and Restated Limited Liability Company Agreement of the Company, dated as of November 13, 2009, as amended by Amendment No. 1, dated as of July 8, 2011, as further amended by Amendment No. 2, dated as of January 25, 2012, and as further amended by Amendment No. 3, dated as of November 5, 2012 (as amended, the “Prior LLC Agreement”); and

WHEREAS, the Sole Member desires to enter into this Agreement to, among other things, (a) amend and restate the Prior LLC Agreement in its entirety, (b) provide for the management of the Company and (c) set forth its respective rights and obligations.

NOW, THEREFORE, the Sole Member agrees as follows:

1. Formation. The Company was formed as of January 10, 2012 as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act, as amended (the “Act”).

2. Term. The Company shall have a perpetual existence.

3. Purposes. The purposes of the Company are to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act. The Company shall have all of the powers to conduct such business as permitted under the Act.

4. Member. The Sole Member is the sole member of the Company.

5. Allocation of Profits and Losses. The Sole Member shall receive the allocation of all profits, losses, gains, deductions and credits with respect to the operations of the Company.

6. Contributions. Without creating any rights in favor of any third party, the Sole Member may, from time to time, make contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

7. Distributions. The Sole Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company and (b) to enjoy all other rights, benefits and interests in the Company.

8. Management. The business affairs of the Company shall be managed by the Sole Member. The Sole Member shall make all decisions and elections for the Company and have the maximum authority permitted under the Act to bind the Company with respect to any matter, contract or agreement without the consent or approval of any other party. The Sole Member may from time to time delegate to one or more persons such authority as the Sole Member may deem advisable and may elect one or more persons as a chief executive officer, president, vice president, secretary, treasurer or any other title of an officer of the company as determined by the Sole Member to act on behalf of the Company with respect to any matter or matters delegated to such person by the Sole Member. No officer need be a resident of the State of Delaware. In the event the Sole Member appoints a person as an officer of the Company, the Sole Member shall be deemed to have assigned and may thereafter assign titles to particular officers. All officers of the Company, as between themselves and the Company, shall have such authority, perform such duties and manage the Company as determined by the Sole Member.

9. Tax Matters. The Company and the Sole Member shall comply with all requirements of the Internal Revenue Code of 1986, as amended, with respect to the Company. In this regard, the Company shall be disregarded as an entity separate from the Sole Member for federal tax purposes as provided in Treasury Regulations Section 301.7701-3.

10. Indemnification. To the extent allowed under the laws of the State of Delaware, the Company shall indemnify the Sole Member and its affiliates and the Company’s officers (each, an “Indemnitee”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Company as set forth in this Agreement in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, REGARDLESS OF WHETHER ARISING FROM ANY ACT OR OMISSION WHICH CONSTITUTED THE SOLE, PARTIAL OR CONCURRENT NEGLIGENCE (WHETHER ACTIVE OR PASSIVE) OF SUCH INDEMNITEE, unless it is established that: (a) the act or omission of such Indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (b) such Indemnitee did not reasonably believe that it was acting in the best interests of the Company; (c) such Indemnitee actually received an improper personal benefit in money, property or services; or (d) in the case of any criminal proceeding, such Indemnitee had reasonable cause to believe that the act or omission was unlawful. The termination of any proceeding by judgment, order or settlement does not create a presumption that such Indemnitee did not meet the requisite standard of conduct set forth in this Section 10. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that such Indemnitee acted in a manner contrary to that specified in this Section 10. Any indemnification pursuant to this Section 10 shall be made only out of the assets of the Company, including insurance proceeds, if any. The indemnification provided by this Section 10 shall be the primary source of indemnification with respect to the matters addressed herein, without regard to other potential sources of indemnification, reimbursement or contribution (subject to applicable express provisions of any insurance policy to which the Company is a party).

11. Transfers. The Sole Member may freely transfer all or any part of its membership interest in the Company at any time. Any such transferee shall become an additional or substituted Sole Member of the Company, as applicable, with full rights of a Sole Member as set forth herein and in the Act.

12. Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Sole Member may elect or as may be required under the Act. No other event will cause the Company to dissolve.

13. Amendment. This Agreement may be amended, supplemented or restated at any time by and with the consent of the Sole Member.

14. Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned parties hereto have executed this Agreement as of the day and year first above written.

SOLE MEMBER:

RICE ENERGY APPALACHIA, LLC

By:	RICE ENERGY INC., its sole member

By:
Name:	Daniel J. Rice IV
Title:	Chief Executive Officer

RICE DRILLING B LLC

LIMITED LIABILITY COMPANY AGREEMENT

SIGNATURE PAGE